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Exhibit 5.1

     November 21, 2001

(310) 551-8800	C 35473-00001

General Magic, Inc.
420 North Mary Avenue
Sunnyvale, CA 94086

    Re:  Registration Statement on Form S-3 of General Magic, Inc.

Ladies and Gentlemen:

    We are acting as counsel for General Magic, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of (a) shares of its common stock, $.001 par value per share ("Common Stock"), shares of its preferred stock, $.001 par value per share ("Preferred Stock"), in one or more series, warrants and other rights to purchase shares of Common Stock ("Common Stock Warrants") or shares of Preferred Stock ("Preferred Stock Warrants"), or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale (the Common Stock, Preferred Stock, Common Stock Warrants and Preferred Stock Warrants are collectively referred to herein as the "Securities" or individually as a "Security"), having an aggregate initial public offering price of up to U.S. $20,000,000 or the equivalent thereof, and (b) up to 300,000 shares of the common stock of the Company, $.001 par value per share, to be offered by certain selling stockholders, which shares are issuable upon the exercise of certain warrants of the Company dated November 28, 2000, and March 29, 2001 for the purchase of up to an aggregate of 300,000 shares of the Company's common stock (the "Selling Stockholder Shares").

    The Securities are to be issued and sold from time to time pursuant to a Registration Statement on Form S-3 ("Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") on July 27, 2001, as amended in Amendment No. 3 to the Registration Statement, filed by the Company with the Commission on November 21, 2001, under the Securities Act of 1933, as amended. As legal counsel for the Company, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares. We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

    Based on our examination mentioned above, subject to the assumptions stated herein and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that:

    1. With respect to the Common Stock, when (a) the Board of Directors of the Company (the "Board") has taken all necessary corporate action to approve the issuance of and establish the terms of the offering of the Common Stock and related matters and (b) the Common Stock has been issued, sold and delivered in the manner and for the consideration (not less than the par value of the Common Stock and not less than such amount as would result in the issuance of a greater number of shares of common stock than are then authorized by the Company's certificate of incorporation and are not issued or reserved for issuance) stated in the applicable definitive purchase, underwriting or similar agreement or upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock and not less than such amount as would result in the issuance of a greater number of shares of common stock than are then authorized by the Company's certificate of incorporation and are not issued or reserved for issuance), then the Common Stock will be validly issued, fully paid and nonassessable.

    2. With respect to the Preferred Stock, when (a) the Board has taken all necessary corporate action to approve the issuance of and establish the terms of any particular series of Preferred Stock, the offering thereof and related matters, including the filing of a statement of designation conforming to the Delaware General Corporation Law regarding the Preferred Stock with the Secretary of State of the State of Delaware and (b) the Preferred Stock has been issued, sold and delivered in the manner and for the consideration (not less than the par value of the Preferred Stock and not less than such amount as would result on the conversion of the Preferred Stock in the issuance of a greater number of shares of common stock than are then authorized by the Company's certificate of incorporation and are not issued or reserved for issuance) stated in the applicable definitive purchase, underwriting or similar agreement or upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Preferred Stock and not less than such amount as would result on the conversion of the Preferred Stock in the issuance of a greater number of shares of common stock than are then authorized by the Company's certificate of incorporation and are not issued or reserved for issuance), then the Preferred Stock will be validly issued, fully paid and nonassessable.

    3. With respect to the Common Stock Warrants and the Preferred Stock Warrants (collectively, the "Stock Warrants"), when (a) the Board has taken all necessary corporate action to approve the issuance of and establish the terms of the applicable Stock Warrants, the offering thereof and related matters, (b) the terms of the warrant agreements under which the Stock Warrants are to be issued have been duly established and the warrant agreements have been duly executed and delivered and (c) the Stock Warrants have been duly executed and authenticated in accordance with the applicable warrant agreements and issued, sold and delivered in the manner and for the consideration (not less than such amount as would result on the exercise of the Stock Warrants in the issuance of a greater number of shares of common stock than are then authorized by the Company's certificate of incorporation and are not issued or reserved for issuance) stated in the applicable definitive purchase, underwriting or similar agreement, then the Stock Warrants will be validly issued, fully paid and nonassessable.

    4. With respect to the Selling Stockholder Shares, such shares, when sold in accordance with the Registration Statement, and the prospectus constituting a part thereof, will be duly authorized, validly issued, fully paid and nonassessable.

    In connection with our opinions expressed above, we have assumed that, at or prior to the time of the delivery of any Security or of the Selling Stockholder Shares, the Registration Statement, and any amendments thereto (including post-effective amendments) will have been declared effective, a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby, the authorization of the Securities applicable to such Security will not have been modified or rescinded by the Board, there will remain a sufficient number of authorized but unissued shares under the Company's certificate of incorporation to permit the issuance of any such Security and of the Selling Stockholder Shares, and there will not have occurred any change in law affecting the validity or enforceability of such Security. We have also assumed that none of the terms of any Security to be established subsequent to the date hereof nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security, will violate any applicable federal or state law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

    We are admitted to practice in the State of California and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the section captioned "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission. Very truly yours,

Very truly yours,
/s/ Gibson, Dunn & Crutcher
GIBSON, DUNN & CRUTCHER LLP

RCH/BJL/MBM

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Exhibit 5.1